April 24, 2006

Mr. John C. Garbarino
10 Barn Swallow Lane
Duxbury, MA 02332

Dear John:

We are pleased to extend to you this offer to join EyeTel Imaging, Inc. in a senior management role. The following are the terms and conditions of the employment agreement between you and the Company.

Title:	Consultant/Acting CEO (from your start date through 6/31/06);
Chairman & Chief Executive Officer (7/1/06-)

Base Salary:	$245,000 per annum. It is agreed that while you are a consultant, you will be paid at this annual rate on 1099 basis.

Equity:
You will participate in the Company’s Restricted Stock Plan at an ownership level of equal to 7.5% of the total outstanding shares of EyeTel Imaging on a fully diluted basis (on the date hereof). If you indicate that you will accept this offer, the Board will hold an interim meeting to elect you and to grant these options using the fair market value strike price ($0.25 cents/share) set at the last Board meeting. In terms of a vesting schedule, 25% of your shares will vest on your first anniversary. The remaining 75% will vest on a monthly pro-rata basis over the next 36 months of your employment. Consistent with EyeTel’s Restricted Stock Plan, should there be a change of control of EyeTel, you will vest immediately in 100% of your then unvested shares. EyeTel may from time to time elect to offer additional shares of stock in the Company for outstanding contributions. The Company agrees to work with you in order that these restricted shares are paid to or purchased by you in a tax advantaged manner.

Cash Bonus:
Additionally, you will participate in the Company’s bonus program, with a target level of 50% of your base salary (currently, $122,500). The actual amount of the bonus shall be determined by the Company’s Board of Directors and will be based upon the Board’s assessment of your performance against goals established annually. Any such bonus award shall be payable not later than the end of the first quarter of the fiscal year following that for which the bonus was earned. Any bonus or incentive compensation paid to you shall be in addition to your annual base salary and will be subject to any applicable legal deductions in accordance with the regular practices of the Company. For FY 2006, the Company guarantees that you will receive a bonus of no less than two-thirds of your bonus target ($83,368), assuming a start date of 4/26/06.

Management Carve-Out:
Should the Board of Directors decide to sell EyeTel Imaging and/or its assets within your initial twelve (12) months of employment, the Company agrees to reserve and pay to you a “management carve-out” such that your proceeds from the sale, including any value from your options, is equal to 7.5% of the proceeds of such a sale.

Severance:
In the event the Company terminates your employment on or after January 1, 2007, but before January 1, 2008, for reasons other than “Cause”, the Company will pay you a severance amount equal to three (3) months of your base salary. On January 1, 2008, and at any time thereafter, should the Company initiate termination of your employment, for reasons other than “Cause”, the Company will pay you a severance amount equal to six (6) months of your then base salary. Severance will be payable in accordance with the Company’s regular payroll practices, and will be conditioned on your execution of a general release of claims in favor of the Company. For purposes of this letter, “Cause” shall mean (a) your conviction of or plea of nolo contendere to a felony, (b) fraud, theft, embezzlement or other material dishonesty or misconduct in performance of your duties to the Company, (c) material breach of any of the terms or provisions hereof, or (d) ongoing failure to perform (other than by disability) or substantial neglect in the performance of your duties and responsibilities to the Company.

Relocation/Commutation:
It is understood and agreed that you will travel to the Company’s headquarters in Columbia, Maryland on a regular basis, and the Company agrees to reimburse you for all reasonable travel to/from Maryland, as well as for the expense of leasing a corporate apartment.

Vacation:	This confirms that you will be eligible for three (3) weeks of vacation on an annual basis.

Benefits:
During your employment, you will be eligible to participate in all benefit plans made available by the Company from time to time to all eligible employees, subject to plan terms and generally applicable Company policies. Company benefits include 401(k) savings, medical, dental, life, long term disability and AD&D insurance plans.

Start Date:	It is agreed that your official start date as Chairman & CEO will be July 1, 2006, and that you will begin work as a consultant and Acting CEO on April 26, 2006.

EyeTel Imaging, Inc. is an at-will employer, and your employment will not be for any specific term. You are free to quit, and EyeTel is free to terminate your employment at any time, with or without cause. This offer of employment will expire unless accepted on or before May 15, 2006.

John, we are very excited about the prospect of your leadership at EyeTel, and we look forward to addressing any questions or issues that may arise relative to the terms of this offer. Please feel free to contact Larry Ross or any of us on the Board as you review this offer.

Best regards,

THE BOARD OF DIRECTORS,
EYETEL IMAGING, INC.
ACCEPTED:

/s/ John C. Garbarino
John C. Garbarino                     4/24/06